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                                                                       EXHIBIT 5

                            SULLIVAN & WORCESTER LLP
                             ONE POST OFFICE SQUARE
 IN WASHINGTON, D.C.      BOSTON, MASSACHUSETTS 02109       IN NEW YORK CITY
   1025 CONNECTICUT              (617) 338-2800             767 THIRD AVENUE
     AVENUE, N.W.             FAX NO. 617-338-2880         NEW YORK, NEW YORK
   WASHINGTON, D.C.                                              10017
        20036                                                (212) 486-8200
    (202) 775-8190                                        FAX NO. 212-758-2151
 FAX NO. 202-293-2275

                                January 15, 1999

American Tower Corporation
116 Huntington Avenue
Boston, Massachusetts 02116

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by American Tower Corporation, a Delaware Corporation ("American Tower"), of 5,000,000 shares (the "Shares") of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock") the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "Commission") as Exhibit 5 to American Tower's registration statement on Form S-4 (the "Registration Statement"). The Shares will be offered as consideration under the Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1998, as amended on December 23, 1998, and as it may be further amended from time to time (the "Merger Agreement"), by and among American Tower, American Towers, Inc., ATC Merger Corporation ("ATMC"), and TeleCom Towers, L.L.C. ("TeleCom"), pursuant to which ATMC will be merged (the "Merger") with and into TeleCom, which shall be the surviving entity.

We have acted as counsel to American Tower in connection with the preparation of the Registration Statement and the Merger Agreement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, corporate records, certificates and statements of officers and accountants of American Tower, and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth. We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

The authorized capital stock of American Tower consists of 20,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), the relative designations, preferences, rights and restrictions of which are to be designated from time to time by the Board of Directors of American Tower, 300,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B Common Stock, par value $.01 per share, and 10,000,000 shares of Class C Common Stock, par value $.01 per share.

Based on and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Merger Agreement and upon the acceptance of the filing of a Certificate of Merger with respect to the Merger by the Secretary of State of the State of Delaware, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein under the caption "Validity of the Shares." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or under the Rules and Regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          /s/ Sullivan & Worcester LLP
                                          Sullivan & Worcester LLP